Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4400	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS
FOR THE THIRD QUARTER OF FISCAL 2006

BOISE, Idaho, June 28, 2006 — Micron Technology, Inc., (NYSE: MU) today announced results of operations for its third quarter of fiscal 2006, ended June 1, 2006. For the quarter, the Company had net income of $89 million, or $0.12 per diluted share, on net sales of $1.3 billion. For the first nine months of fiscal 2006, the Company reported net income of $344 million, or $0.49 per diluted share, on net sales of $3.9 billion.

The Company’s gross margin increased from 19 percent in the second quarter to 25 percent in the third quarter due to increases in DRAM pricing and production shifts to higher margin products including CMOS image sensors. Net sales of CMOS image sensors increased 34 percent in the third quarter of fiscal 2006 while net sales of Memory products increased slightly. Imaging sales grew to approximately 16 percent of the Company’s net sales for the third quarter of fiscal 2006 as a result of strong customer demand for Micron’s industry-leading Digital ClarityTM products.

Steven R. Appleton, Micron’s chairman, CEO and president, commented, “Micron continues to focus its resources on higher margin product offerings in markets outside the traditional PC DRAM arena. For the first time, as a result of our successful diversification efforts, sales of products other than PC DRAM devices comprised a majority of Micron’s sales.”

In the third quarter, megabit average selling prices for DDR and DDR2 memory products increased approximately 20 percent. Megabit sales of these products decreased approximately 15 percent compared to the second quarter as production resources were shifted to Imaging and NAND flash memory products. Sales of NAND flash memory products represented five percent of the Company’s total net sales in the third quarter of fiscal 2006.

At the end of the third quarter of fiscal 2006, the Company had $2.8 billion in cash and short-term investments. Approximately $748 million of the cash and short-term investments are held at, and anticipated to be used in the near term by, IM Flash and TECH Semiconductor. During the third quarter, the Company generated $384 million in cash from operations and invested $417 million in capital expenditures. The Company anticipates capital additions for fiscal year 2006 to be approximately $2.2 billion.

On June 21, 2006, the Company acquired all of the outstanding common stock of Lexar Media, Inc. (“Lexar”) in a stock-for-stock merger. Under the terms of the merger agreement, each outstanding share of Lexar common stock was eligible to receive 0.5925 shares of common stock of the Company. The Company issued approximately 50 million shares of common stock to former shareholders of Lexar. The aggregate purchase price reflected in the merger, including the value of stock options converted from Lexar’s employee stock option plan, is expected to be approximately $900 million. The Company’s fourth fiscal quarter revenue is not expected to increase measurably as a result of the Lexar acquisition as the Company will not recognize revenue from Lexar products in the distribution channel at the June 21, 2006 acquisition date.

The Company will host a conference call today at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at www.micron.com. A webcast replay will be available on the Company’s Web site until June 26, 2007. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 7520673) beginning at 5:30 p.m. MDT today and continuing until 5:30 p.m. MDT on July 7, 2006.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

This press release contains forward-looking statements that involve risks and uncertainties concerning the Company’s level of capital additions for fiscal 2006 and the effect of the Lexar merger on the Company’s revenue for the fourth quarter of fiscal 2006. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(Amounts in millions except per share data)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	Jun. 1,	Mar. 2,	Jun. 2,	Jun. 1,	Jun. 2,
	2006	2006	2005	2006	2005
Net sales	$1,312.3	$1,225.0	$1,054.2	$3,899.1	$3,622.4
Cost of goods sold	982.5	989.7	967.6	3,022.9	2,758.8
Gross margin	329.8	235.3	86.6	876.2	863.6

Selling, general and administrative	113.2	107.8	88.6	316.3	260.3
Research and development	167.7	159.5	153.4	492.7	453.2
Other operating (income) expense (1)	1.5	(219.2)	(25.3)	(229.8)	(21.1)
Operating income (loss)	47.4	187.2	(130.1)	297.0	171.2

Interest income (expense), net	27.0	12.3	(3.8)	39.6	(13.3)
Other non-operating income (expense)	3.4	1.0	(1.3)	4.5	(2.5)
Income tax benefit (provision) (2)	(6.5)	(7.3)	7.3	(14.0)	(10.5)
Noncontrolling interests in net loss	17.2	—	—	17.2	—
Net income (loss)	$88.5	$193.2	$(127.9)	$344.3	$144.9

Earnings (loss) per share:
Basic	$0.12	$0.29	$(0.20)	$0.51	$0.22
Diluted	0.12	0.27	(0.20)	0.49	0.22

Number of shares used in per share calculations:
Basic	708.6	661.5	648.2	673.4	647.1
Diluted	720.1	714.6	648.2	713.8	701.4

CONSOLIDATED FINANCIAL SUMMARY, Continued

		As of
	Jun. 1,	Mar. 2,	Sep. 1,
	2006	2006	2005
Cash and short-term investments	$2,830.0	$2,584.8	$1,290.4
Receivables (3)	805.7	926.7	794.4
Inventories	799.7	686.0	771.5
Total current assets	4,520.9	4,286.0	2,925.6
Property, plant and equipment, net	5,438.1	4,711.9	4,683.8
Restricted cash (4)	14.9	14.4	50.2
Total assets	10,300.7	9,377.4	8,006.4

Accounts payable and accrued expenses	951.9	910.4	752.5
Current portion of long-term debt	180.4	148.5	147.0
Total current liabilities	1,279.0	1,204.8	978.6
Long-term debt (4)	338.8	312.1	1,020.2
Noncontrolling interests in subsidiaries	1,112.4	498.6	—
Total shareholders’ equity	7,086.8	6,954.2	5,846.8

	Nine Months Ended
	Jun. 1,	Jun. 2,
	2006	2005
Net cash provided by operating activities	$1,688.7	$933.4
Net cash used for investing activities	(1,013.4)	(1,004.6)
Net cash provided by financing activities	267.9	55.4

Depreciation and amortization	921.1	949.6
Expenditures for property, plant and equipment	(790.1)	(921.6)
Payments on equipment purchase contracts	(150.9)	(170.8)

Noncash equipment acquisitions on contracts payable and capital leases	225.3	346.2

(1)             Other operating income for the second quarter of fiscal 2006 includes $230.0 million of net proceeds from Intel Corporation (“Intel”) for the sale of the Company’s existing NAND flash memory designs and certain related technology to Intel and the Company’s acquisition of a perpetual, paid-up license to use and modify such designs. Other operating expense for the second quarter of fiscal 2006 includes $9.2 million from losses net of gains on write-downs and disposals of semiconductor equipment. Other operating income for the third quarter of fiscal 2005 includes gains net of losses on write-downs and disposals of semiconductor equipment of $14.5 million and net gains of $12.2 million from changes in currency exchange rates. Other operating income for the first nine months of fiscal 2005 includes gains net of losses on write-downs and disposals of semiconductor equipment of $13.1 million and $12.0 million in receipts from the U.S. government in connection with anti-dumping tariffs.

(2)             Income taxes for 2006 and 2005 primarily reflect taxes on the Company’s non-U.S. operations and U.S. alternative minimum tax. The Company has a valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision for taxes on U.S. operations in 2006 and 2005 was substantially offset by reductions in the valuation allowance. Until such time as the Company utilizes a significant portion of its U.S. net operating loss carryforwards and unused tax credits, the provision for taxes on the Company’s U.S. operations is expected to be substantially offset by reductions in the valuation allowance. As of June 1, 2006, the Company had aggregate U.S. tax net operating loss carryforwards of $1.6 billion and unused U.S. tax credit carryforwards of $158.1 million. The Company also has unused state tax net operating loss carryforwards of $1.3 billion and unused state tax credits of $145.9 million. Substantially all of the net operating loss carryforwards expire in 2022 to 2025 and substantially all of the tax credit carryforwards expire in 2013 to 2026. During the second quarter of fiscal 2006, the Company utilized approximately $1.0 billion of its U.S. and state tax net operating loss carryforwards as a result of the IM Flash and related transactions.

(3)             On February 14, 2006, the Company terminated its outstanding call spread options covering a total of approximately 53.7 million shares of its common stock (“Call Spread Options”). The Company originally entered into the Call Spread Options in connection with its issuance of the Convertible Subordinated Notes. The Company had a receivable of $171.1 million as of the end of the second quarter of fiscal 2006 for the settlement of the Call Spread Options, which was received in the third quarter of fiscal 2006. The settlement was accounted for as a capital transaction.

(4)             In the second quarter of fiscal 2006, the Company’s $632.5 million 2.5% Convertible Subordinated Notes (“Notes”) were converted into 53.7 million shares of common stock. In addition, the Company’s related interest rate swap terminated by its terms on February 6, 2006 and, as a result, $34.8 million pledged as collateral for the swap became unrestricted. Unamortized issuance costs of $9.5 million were charged to additional capital in the second quarter of fiscal 2006 in connection with the conversion of the Notes.

Stock-Based Compensation Expense:   The Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” in the beginning of its fiscal 2006 which addresses accounting for transactions in which the Company obtains employee services in share-based payment transactions. In accordance therewith, total compensation costs for the Company’s stock plans aggregated $17.8 million for the first nine months of fiscal 2006, including $5.6 million charged to cost of goods sold, $7.5 million in selling, general and administrative and $4.7 million in research and development. The Company did not record any income significant tax benefit for share-based compensation arrangements in the first nine months of fiscal 2006. Share-based compensation cost capitalized and remaining in inventory was $1.2 million at the end of the third quarter of fiscal 2006.

IM Flash Technologies, LLC (“IMFT”):   IMFT, which began operations on January 6, 2006, is a joint venture between the Company and Intel Corporation and was formed to manufacture NAND flash memory products for the exclusive benefit of its partners. In connection with the formation of IMFT, the Company contributed land and facilities in Lehi, Utah, a fully-paid lease of a portion of the Company’s manufacturing facility in Manassas, Virginia, a wafer supply agreement to be supported by the Company’s operations located in Boise, Idaho and $250 million in cash. The aggregate fair value of these contributions was $1.245 billion. Intel contributed $1.196 billion in cash and notes to IMFT. As a result of these contributions, the Company owns 51% and Intel owns 49% of IMFT. The parties share the output of IMFT generally in proportion to their ownership in IMFT.

Under the terms of the lease, IMFT has the use of approximately 50% of the Company’s manufacturing facility in Manassas, Virginia for a period of 10 years. IMFT will purchase and install manufacturing equipment into the leased facility which will be operated and maintained by the Company. The cost of operating and maintaining the equipment is charged to IMFT. Under the terms of the wafer supply agreement, the Company will manufacture wafers for IMFT in its Boise, Idaho facility for a period of five years. Such wafers will be sold to IMFT at prices equal to the Company’s variable cost to manufacture, subject to certain cost and volume performance metrics.

IMFT manufactures NAND flash memory products based on NAND flash designs developed by the Company and Intel and licensed to the Company. Product design and other research and development costs for NAND flash are shared equally among the Company and Intel. In the second quarter of 2006, the Company received net proceeds of $230.0 million from Intel for the sale of the Company’s existing NAND flash memory designs and certain related technology and the Company’s acquisition of a perpetual, paid-up license to use and modify such designs.

As part of the transaction, the Company and Intel entered into various service contracts with IMFT under which they will provide operational and administrative support services. The Company and Intel will generally charge IMFT for costs of providing such services.

The Company has determined that IMFT is a variable interest entity as defined in FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities,” (“FIN 46(R)”) and that the Company is the primary beneficiary of the venture. Accordingly, IMFT’s financial results are included in the accompanying consolidated financial statements of the Company. Upon consolidation, all amounts pertaining to Intel’s interests in IMFT are reported as noncontrolling interest.

The Company is obligated to provide certain NAND flash memory products to Apple Computer Inc. (“Apple”) until December 31, 2010. In connection with the obligation, Apple made a prepayment to the Company of $250.0 million in the second quarter of fiscal 2006.

TECH Semiconductor Singapore Pte Ltd (“TECH”):   Since 1998, the Company has participated in TECH, a semiconductor memory manufacturing joint venture in Singapore among the Company, the Singapore Economic Development Board (“EDB”), Canon Inc. and Hewlett-Packard Company. On March 3, 2006, certain shareholders of TECH contributed approximately $260 million in cash as additional capital to TECH, of which the Company’s contribution was approximately $130 million. Following the contribution, the Company has an approximate 43% ownership interest in TECH.

Effective March 3, 2006, the Company entered into an agreement with EDB, subject to EDB’s contribution of additional amounts to TECH, whereby EDB granted the Company an option to purchase from EDB, and the Company granted EDB an option to sell to the Company, EDB’s shares of TECH common stock. The Company’s option to purchase EDB’s shares in TECH is exercisable at any time prior to October 1, 2009. EDB’s option to put its shares in TECH to the Company is exercisable from March 3, 2008, until October 1, 2010. If either party exercises its option, the Company expects that it would own approximately 73% of the outstanding shares of TECH. As a result of the put option agreement noted above, the Company concluded it is the primary beneficiary of TECH as defined by FIN 46(R) and, therefore, began consolidating TECH’s financial results as of the beginning of the Company’s third quarter of fiscal 2006.

The Company’s basis in TECH of $133.6 million was allocated to the assets and liabilities of TECH based on their estimated fair values. In connection with the consolidation of TECH, the Company recorded total assets of $990.1 million, including cash of $319.0 million and property, plant and equipment of $562.0 million; and total liabilities of $410.5 million, including debt and capital lease obligations totaling $338.8 million.

MP Mask Technology Center, LLC (“MP Mask”):   In the third quarter of fiscal 2006, the Company formed a joint venture, MP Mask, with Photronics, Inc. to produce photomasks for leading-edge and advanced next generation semiconductors. Micron contributed its existing reticle manufacturing operation into the venture. In exchange for a 49.99% interest in MP Mask, Photronics paid cash and issued notes to Micron aggregating $63 million. Micron and Photronics also entered into supply arrangements wherein Micron is expected to purchase a substantial majority of the reticles produced by MP Mask. In connection with the joint venture, Micron received $72 million in exchange for entering into a license agreement with Photronics, which will be recognized over the term of the 10-year agreement. The financial results of MP Mask are included in the consolidated financial results of Micron.

Lexar Media, Inc. (“Lexar”):   On June 21, 2006, the Company acquired Lexar, a designer, developer, manufacturer and marketer of flash memory products, in a stock for stock merger. Pursuant to the terms of a merger agreement, each issued and outstanding share of common stock of Lexar was converted into 0.5925 shares of Micron’s common stock (the “Exchange Ratio”), and each issued, outstanding and unexercised Lexar employee stock option with an exercise price per share of $9.54 or less was converted into a Micron employee stock option using the Exchange Ratio. In connection therewith, the Company issued approximately 50 million shares of common stock and approximately 7 million stock options with an aggregate value of approximately $900 million.